Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-215971) of our report dated March 27, 2024 relating to the financial statements of Healthier Choices Management Corp. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

New York, NY

April 14, 2025